Exhibit 10.82

PROMISSORY NOTE AND SECURITY AGREEMENT

$ 5,734,254.87	Lakewood, Colorado
November 1, 2007

FOR VALUE RECEIVED, the undersigned, VCG HOLDING CORP., a Colorado corporation (“VCG”) a Colorado corporation, hereby promises to pay to the order of LOWRIE MANAGEMENT LLLP, a Colorado Limited Liability Limited Partnership (“Lowrie”), at 390 Union Blvd, Suite 540, Lakewood, Colorado 80228, or at such other place as Lowrie or any subsequent holder hereof (the “Holder”) may, from time to time, designate in writing, the principal sum of FIVE MILLION SEVEN HUNDRED THIRTY FOUR THOUSAND TWO HUNDRED AND FIFTY FOUR AND 87/100 DOLLARS ($5,734,254.87).

1. Principal and Interest. Interest shall accrue on the unpaid principal from the date hereof at a simple annual rate of eight and one half percent (8.5%) (the “Interest Rate”). Principal and interest payments of $112,840.92 will be made monthly starting on December 1, 2007 and continue for approximately 63 monthly payments.

All payments under this Note shall be made only in lawful money of the United States of America, at the address above or such place as the Holder hereof may designate in writing from time to time.

3. Collateral. In consideration of the Loan, upon execution of this Agreement, Borrower will grant to Holder, (a) a security interest in the general assets of VCG Holding Corp, (b) a security interest in the General and limited partnership holdings of Illinois Restaurant Concepts LP, and Denver Restaurant Concepts LP (c) Consent to the transfer of the adult permit and liquor license to Holder and/or its assigns upon default.

4. Enforcement of Collateral. In remedies which Holder has hereunder or by law, upon Default, Holder shall have the right to enforce its rights in the Collateral by giving notice of the Default to Borrower and foreclosing on the Collateral.

5. Prepayment. This Note may be prepaid in part (or in full) at any time prior to the Maturity Date (except as expressly provided herein), and from time to time, without premium or penalty, and without the prior consent of the Holder hereof, on the conditions that Borrower shall concurrently pay all accrued but unpaid interest on the amount of principal outstanding due at the time of each prepayment.

6. Default and Acceleration. Upon the occurrence of a default by the Borrower in any payment of interest or principal due hereunder, at the option of the Holder hereof, (i) the entire outstanding principal balance and all accrued but unpaid interest shall become immediately due and payable upon written notice to Borrower and (ii) the Holder may pursue all other rights and remedies available under this Note, any instrument securing payment of this Note, or by law.

    /s/ MO

(Borrower)

7. Default Rate of Interest. Upon the occurrence of a Default, Borrower promises to pay interest on the outstanding principal balance of this Note at a simple rate of interest equal to fifteen percent (15%) per annum (“Default Rate”).

8. Cumulative Remedies. All remedies of Holder provided for herein are cumulative and shall be in addition to all other rights and remedies provided by law. The exercise of any right or remedy by Holder hereunder shall not in any way constitute a cure or waiver of default hereunder or invalidate any act done pursuant to any notice of default, or prejudice Holder in the exercise of any of its rights hereunder unless, in the exercise of its rights, Lowrie realizes all amounts owed to it under the Loan.

9. Early Discharge. Upon full payment of the outstanding principal balance and all accrued but unpaid interest, this Note shall be fully discharged, cancelled and surrendered to Borrower.

10. Forbearance. Any forbearance of the Holder in exercising any right or remedy hereunder, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by the Holder of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of the Holder’s right to require prompt payment when due of all other sums payable hereunder.

11. Application of Payments. All payments made on this Note shall be applied first to payment of accrued but unpaid interest and the remainder of all such payments shall be applied to the reduction of the outstanding principal balance on this Note.

12. Usury. In the event the interest provisions hereof, any exactions provided for herein or any instrument securing this Note, shall result, in an effective rate of interest which, exceeds the limit of the usury or any other applicable law, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied upon the outstanding principal balance of this Note immediately upon receipt of such moneys by the Holder, and any such amount in excess of such outstanding principal balance shall be immediately returned to Borrower.

13. Jurisdiction. This Note is to be governed according to the laws of the State of Colorado, without giving effect to conflict of law principles.

14. Binding Effect. This Note shall be binding upon Borrower, and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns.

15. Notice. Any notice required or permitted to be given hereunder shall be in writing and will be deemed received (a) on the date of receipted delivery by a courier service or (b) on the fifth business day after mailing, by registered or certified United States mail, postage prepaid, to the appropriate party at its address set forth below:

    /s/ MO

(Borrower)

If to VCG:

VCG Holding Corp.

C/O Michael Ocello Pres.

390 Union Blvd, Suite 540

Lakewood, Colorado 80228

If to LOWRIE:

Lowrie Management LLLP.

C/O Troy H. Lowrie

390 Union Blvd., Suite 540

Lakewood, Colorado 80228

16. Attorneys’ Fees. Borrower further promises to pay all reasonable attorneys’ fees incurred by the Holder in connection with any Default hereunder and in any proceeding brought to enforce any of the provisions of this Note.

IN WITNESS WHEREOF, Borrower has duly executed this Promissory Note effective as of the day and year first above written.

BORROWER:	LENDER:

/s/ Micheal Ocello	/s/ Troy Lowrie
Michael Ocello President Date: November 1, 2007	Troy H. Lowrie, President of GP Lowrie Management, LLLP Date: November 1, 2007

    /s/ MO

(Borrower)